UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A/A

Amendment No. 2

Tier i offering

Offering Statement UNDER THE SECURITIES ACT OF 1933 CURRENT REPORT

StarPower ON Systems, Inc.

(Exact name of registrant as specified in its charter)

Date: May 25, 2018

Nevada	3692	42-1599830
(State or Other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

80 D Leitchcroft Cr., Thornhill,

Ontario Canada L3T 7W1

Phone: 437-995-6261

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Please send copies of all correspondence to:

Spring Valley Solutions, LLC

4955 S. Durango Dr. Ste. 165

Las Vegas, NV 89113

(702) 982-5686 (Tel.)

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

THIS OFFERING STATEMENT SHALL ONLY BE QUALIFIED UPON ORDER OF THE COMMISSION, UNLESS A SUBSEQUENT AMENDMENT IS FILED INDICATING THE INTENTION TO BECOME QUALIFIED BY OPERATION OF THE TERMS OF REGULATION A.

PART I - NOTIFICATION

Part I should be read in conjunction with the attached XML Document for Items 1-6

PART I - END

1

PRELIMINARY OFFERING CIRCULAR DATED May 25, 2018

An offering statement pursuant to Regulation A relating to these securities has been filed with the U.S. Securities and Exchange Commission, which we refer to as the Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment.  These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

StarPower ON Systems, Inc.

Up to 7,250,000 SHARES OF COMMON STOCK

PAR VALUE $0.001 PER SHARE

In this public offering we, “StarPower ON Systems, Inc.” are offering 5,075,000 shares of our common stock and our selling shareholders are offering 2,175,000 shares of our common stock.  We will not receive any of the proceeds from the sale of shares by the selling shareholders. The primary offering will be conducted on a “best-efforts” basis, which means our officers will use their commercially reasonable best efforts in an attempt to offer and sell the shares. Our officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

We intend to sell all of our 5,075,000 shares in the offering first, before the 2,175,000 selling shareholder shares are sold on our website portal. This means that none of the selling shareholders may sell their shares on the website portal until we have sold all 5,075,000 of our shares to the public. See “Plan of Distribution.”

We reserve the right to retain a registered broker dealer (the “Placement Agent”) in the sale of our shares. The Placement Agent and other broker dealers will receive compensation for sales of the securities offered hereby at a commission rate of up to 10% of the gross proceeds of the offering. Our officers and/or Placement Agent will not sell any of the shares in the secondary offering. Resale shares in the secondary offering may be sold to or through underwriters or dealers, directly to purchasers or through agents designated from time to time by the selling shareholders. For additional information regarding the methods of sale, you should refer to the section entitled “Plan of Distribution” in this offering. There is no minimum number of shares required to be purchased by each investor.

All of the shares being registered for sale by the Company will be sold at a set offering price of $2.75 per share for the duration of the offering. In no event will the total offering, including the primary and secondary offering, exceed $20,000,000. There is no minimum amount we are required to raise from the shares being offered by the Company and any funds received will be immediately available to us.  There is no guarantee that we will sell any of the securities being offered in this offering. Additionally, there is no guarantee that this offering will successfully raise enough funds to institute our company’s business plan.

This primary offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the Offering Statement or (ii) 365 days from the qualified date of this offering circular, unless extended by our directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

SHARES OFFERED BY COMPANY	PRICE TO PUBLIC	SELLING AGENT COMMISSIONS	PROCEEDS TO THE COMPANY
Per Share	$2.75(1)	10% ($.275)	$2.475
Minimum Purchase	None	Not applicable	Not applicable
Total (5,075,000 shares)	$13,956,250	10% ($1,395,625)	$12,560,625

2

SHARES OFFERED SELLING SHAREHOLDERS	PRICE TO PUBLIC	SELLING AGENT COMMISSIONS	PROCEEDS TO THE SELLING SHAREHOLDERS
Per Share	$2.75(1)	Not applicable	$2.75
Minimum Purchase	None	Not applicable	Not applicable
Total (2,175,000 shares)	$5,981,250	Not applicable	$5,981,250

(1)	The Company is relying on Rule 253(b) with respect to the determination of the purchase price in this preliminary offering. An Issuer may raise an aggregate of up to $20 million in a 12-month period pursuant to Tier I of Regulation A of the Securities Act of 1933, as amended.

If all the shares are not sold in the company’s offering, there is the possibility that the amount raised may be minimal and might not even cover the costs of the offering, which the Company estimates at $35,000. The proceeds from the sale of the securities will be placed directly into the Company’s account; any investor who purchases shares will have no assurance that any monies, beside their own, will be subscribed to the offering circular. All proceeds from the sale of the securities are non-refundable, except as may be required by applicable laws. All expenses incurred in this offering are being paid for by the Company.

Our Common Stock trades in the OTCMarket Pink Open Market under the symbol SPOS. There is currently no active trading market for our securities. There is no assurance that a regular trading market will develop, or if developed, that it will be sustained. Therefore, a shareholder may be unable to resell his securities in our company.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE offering circular.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF A SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

3

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD THE COMPLETE LOSS OF YOUR INVESTMENT.  PLEASE REFER TO ‘RISK FACTORS’ BEGINNING ON PAGE 11.

THE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

You should rely only on the information contained in this offering circular and the information we have referred you to. We have not authorized any person to provide you with any information about this Offering, the Company, or the shares of our Common Stock offered hereby that is different from the information included in this offering circular. If anyone provides you with different information, you should not rely on it.

The date of this offering circular is May 25, 2018

4

The following table of contents has been designed to help you find important information contained in this offering circular. We encourage you to read the entire offering circular.

You should rely only on the information contained in this offering circular or contained in any free writing offering circular filed with the Securities and Exchange Commission. We have not authorized anyone to provide you with additional information or information different from that contained in this offering circular filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this offering circular is accurate only as of the date of this offering circular, regardless of the time of delivery of this offering circular or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

5

PART - II

offering circular SUMMARY

In this offering circular, ‘‘StarPower,’’ the “Company,’’ ‘‘we,’’ ‘‘us,’’ and ‘‘our,’’ refer to StarPower ON Systems, Inc., unless the context otherwise requires. Unless otherwise indicated, the term ‘‘fiscal year’’ refers to our fiscal year ending February 28th. Unless otherwise indicated, the term ‘‘common stock’’ refers to shares of the Company’s common stock.

This offering circular, and any supplement to this offering circular include “forward-looking statements”. To the extent that the information presented in this offering circular discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section and the “Management’s Discussion and Analysis of Financial Position and Results of Operations” section in this offering circular.

This summary only highlights selected information contained in greater detail elsewhere in this offering circular. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire offering circular, including “Risk Factors” beginning on Page 11, and the financial statements, before making an investment decision.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The Company

On February 17, 2017, we entered into share exchange agreement with StarPower ON Systems, Inc., a Canadian corporation (“StarPower Canada”), to acquire the company in exchange for 92,000,000 shares of our common stock. The acquisition provided us with certain assets and license rights in the fuel cell technology business. As a result of our agreement with StarPower Canada, we are in the business of manufacturing and distributing fuel cells and other products derived from proprietary technologies for various applications.

Fuel cells cleanly and efficiently convert chemical energy from hydrogen-rich fuels into electrical power and usable high-quality heat in an electrochemical process that is virtually absent of pollutants. Similar to a battery, a fuel cell is comprised of many individual cells that are grouped together to form a fuel cell stack. Each individual cell contains an anode, a cathode and an electrolyte layer. When a hydrogen-rich fuel such as clean natural gas or renewable biogas enters the fuel cell stack, it reacts electrochemically with oxygen (i.e. ambient air) to produce electric current, heat and water. While a typical battery has a fixed supply of energy, fuel cells continuously generate electricity as long as fuel is supplied.

Dr. Xianguo Li has developed our proprietary fuel cell technology at the University of Waterloo in Ontario, Canada. Dr. Li transferred ownership of the intellectual property surrounding the fuel cell technology to StarPower Canada. We then entered into an agreement with StarPower Canada, as described above.

We believe that our fuel cell technology is superior to existing products on the market because it costs less and it is more efficient in power. Our fuel cell technology is expected to exceed the current industry standards and will deliver significant advancements for various mobile and stationary applications, including electric buses.

6

Our fuel cell technology is ready for commercial deployment. We have demonstrated our fuel cellsand produced fuel cell stacks that were tested in transport buses for urban transportation in China. Our fuel cell stack designs are ready for production in facilities to be located in Canada and China.

Through our wholly owned subsidiary, StarPower ON Systems (Tianjin) Ltd., we plan to manufacture and sell fuel cell battery stacks in China and, from there, into other areas where we are able to secure contracts.

StarPower Canada has entered into a deployment contract with the City of Rugao China including a purchase order for 5,000 fuel cell units for their vehicle conversion to hydrogen fuel cell and other incentives such as discounted land purchase, equipment purchase subsidies, and access to a RMB 5 billion R&D research initiative program. We also secured a memorandum of understanding with Guangdong Hydrogen Energy Science and Technology Co., Ltd. on a US 2.5 billion multi-year purchase order pending successful demonstration of production capacity in Rugao. This company is an automobile integrator and supplier to various public transportation companies in the Province of Guangdong.

StarPower intends to expand its business rapidly in China. Five cites in China have expressed interest in our fuel cell technology for their public transportation needs.

We are conducting this offering to raise money in order to: (i) to assist with the purchase and operation of the manufacturing facility in Rugao; (ii) fund our business of manufacturing and distributing efforts in North and South America that may want our technology; and (iii) to fund working capital expenditures.

Our principal offices are located at 80 D Leitchcroft Cr., Thornhill, Ontario, Canada L3T 7W1. Our phone number is 437-995-6261.

Risks Affecting Us

Our business will be subject to numerous risks and uncertainties, including those described in “Risk Factors” immediately following this offering circular summary and elsewhere in this offering circular. These risks represent challenges to the successful implementation of our strategy and to the growth and future profitability of our business. These risks include, but are not limited to, the following:

▪	we are an early-stage company with a limited operating history which makes it difficult to evaluate our current business and future prospects and may increase the risk of your investment;
▪	our inability to attract customers and increase sales to new and existing customers;
▪	failure of manufacturers and services providers to deliver products or provide services in a cost effective and timely manner;
▪	our failure to develop, find or market new products and services;
▪	our failure to promote and maintain a strong identity in the industry;
▪	failure to achieve or sustain profitability;
▪	risks associated with the fuel cell industry;

▪	risks associated with doing business in China
▪	risks associated with quality control and manufacturing at scale
▪	high investment associated with manufacturing and maintaining technological competitiveness

▪	our failure to successfully or cost-effectively manage our marketing efforts and channels;
▪	significant competition;
▪	changing consumer preferences;
▪	adequate protection of confidential information;
▪	potential litigation from competitors and related claims from customers;
▪	a limited market for our common stock; and
▪	the fact that we are a holding company with no operations and will rely on our operating subsidiary StarPower ON Systems, Inc., a privately held corporation incorporated under the laws of Canada to provide us with funds.

7

The Offering

Securities being offered by the Company

5,075,000 shares of common stock, at a fixed price per share of $2.75 per share, offered by us on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold, through us or a Placement Agent. Our offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the Offering Statement or (ii) 365 days from the qualified date of this offering circular unless extended by our Board of Directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

Underwriter	We reserve the right to retain a broker dealer in this offering with a commission up to 10% of the gross proceeds of the offering.
Securities being offered by the Selling Stockholders	2,175,000 shares of common stock, at a fixed price per share of $2.75, offered by selling stockholders in a resale offering. This fixed price applies at all times for the duration of the offering. The offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the Offering Statement or (ii) 365 days from the qualified date of this offering circular, unless extended by our Board of Directors for an additional 90 days.
Offering price per share	We will sell the shares at a fixed price per share of $2.75 for the duration of this Offering.
Number of shares of common stock outstanding before the offering of common stock	102,000,103 common shares are currently issued and outstanding.
Number of shares of common stock outstanding after the offering of common stock	107,075,103 common shares will be issued and outstanding if we sell all of the shares we are offering herein at the price of $2.75 per share.
The minimum number of shares to be sold in this offering	None.
Use of Proceeds	We intend to use the gross proceeds (i) to assist with the purchase and operation of the manufacturing facility in Rugao; (ii) fund our business of manufacturing and distributing efforts in North and South America that may want our technology; and (iii) to fund working capital expenditures
Termination of the Offering	This offering will terminate upon the earlier to occur of (i) 365 days after this Offering Statement becomes qualified with the Securities and Exchange Commission, or (ii) the date on which all 7,250,000 shares registered hereunder have been sold. We may, at our discretion, extend the offering for an additional 90 days.
Subscriptions:	All subscriptions once accepted by us are irrevocable.

Registration Costs	We estimate our total offering registration costs to be approximately $35,000.
Risk Factors:	See “Risk Factors” and the other information in this offering circular for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

8

You should rely only upon the information contained in this offering circular. We have not authorized anyone to provide you with information different from that which is contained in this offering circular. We are offering to sell common stock and seeking offers to common stock only in jurisdictions where offers and sales are permitted.

SUMMARY OF OUR FINANCIAL INFORMATION

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the “Management’s Discussion and Analysis of Financial Position and Results of Operations” section and the accompanying financial statements and related notes included elsewhere in this offering circular.

The tables and information below are derived from the financial statements of our wholly-owned operating subsidiary, StarPower ON Systems, Inc., for the periods indicated. A complete set of our financial statements are contained elsewhere in this Offering Statement.

Statement of Operations Data:	For the Year Ended February 28, 2017	For the Year Ended February 28, 2018
Revenues	$nil	$504,980
Operating Expenses including cost of sales:	$3,510	$253,204
Net income (loss)	$(3,510)	$251,776

Balance Sheet Data:	As of February 28, 2017	As of February 28, 2018
Cash and cash equivalents	$nil	$99,930
Working capital (deficit)	$(21,150)	$231,875
Total assets	$nil	$576,157
Total liabilities	$21,150	$344,282
Total stockholders’ equity (deficit)	$nil	$231,875

9

MANAGEMENT’S DISCUSSION AND ANALYSIS

Results of Operations for Years Ended February 28

Revenues

Our total revenue reported for the year ended February 28, 2018 was $576,157, as compared with $nil for the same period ended 2017.

Cost of Sales

Our cost of sales was $9,323 for the year ended February 28, 2018, as compared with $nil for the same period ended 2017.

Operating Expenses

Operating expenses was $243,882 for the year ended February 28, 2018, as compared with $3,510 for the same period ended 2017.

The main reasons for the increase in operating expenses in the year ended February 28, 2018 was a result of new business that required large legal fees, organizational costs, and business development expenses.

Net Proift or Loss

We incurred a net profit of $251,776 for the year ended February 28, 2018, as compared with a net loss of $3,510 for the same period ended 2017.

Liquidity and Capital Resources

As of February 28, 2018, we had total current assets of approximately $576,157 and current liabilities of approximately $344,282, resulting in a working capital surplus of approximately $231,875. If pre-paid rent is excluded, then current assets are $99,930 and working capital would be a deficit of $244,353.

Off Balance Sheet Arrangements

As of February 28, 2018, there were no off-balance sheet arrangements.

Critical Accounting Policies

A “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Our accounting policies are discussed in detail in the footnotes to our financial statements included in this Offering Statement, however, we consider our critical accounting policies to be those related to revenue recognition, calculation of revenue share expense, stock-based compensation, capitalization and related amortization of intangible assets, and impairment of assets.

Recently Issued Accounting Pronouncements

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operation, financial position or cash flow.

10

RISK FACTORS

Please consider the following risk factors and other information in this offering circular relating to our business before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this offering circular before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

We consider the following to be the material risks for an investor regarding this offering. Our company should be viewed as a high-risk investment and speculative in nature. An investment in our common stock may result in a complete loss of the invested amount.

An investment in our common stock is highly speculative and should only be made by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this report before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

RISKS RELATED TO OUR FINANCIAL CONDITION AND OUR BUSINESS

Because we have a limited operating history, you may not be able to accurately evaluate our operations.

We are a startup company. We have had limited operations to date. Therefore, we have a limited operating history upon which to evaluate the merits of investing in our company. Potential investors should be aware of the difficulties normally encountered by new companies and the high rate of failure of such enterprises.  The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the operations that we plan to undertake.  These potential problems include, but are not limited to, unanticipated problems relating to the ability to generate sufficient cash flow to operate our business, and additional costs and expenses that may exceed current estimates. We expect to incur significant losses into the foreseeable future.  We recognize that if the effectiveness of our business plan is not forthcoming, we will not be able to continue business operations.  There is no history upon which to base any assumption as to the likelihood that we will prove successful nor are we assured of generating any operating revenues or ever achieving profitable operations.  If we are unsuccessful in addressing these risks, our business will most likely fail.

We are dependent on outside financing for continuation of our operations.

Because we have generated only some revenue, we are completely dependent on the continued availability of financing in order to continue our business. There can be no assurance that financing sufficient to enable us to continue our operations will be available to us in the future.

We need the proceeds from this offering to continue with our operations. Our offering has no minimum. Specifically, there is no minimum number of shares that needs to be sold in this offering for us to access the funds. Given that the offering is a best effort, self-underwritten offering, we cannot assure you that all or any shares will be sold. We have no firm commitment from anyone to purchase all or any of the shares offered. We may need additional funds to complete further development of our business plan to achieve a sustainable sales level where ongoing operations can be funded out of revenues. We anticipate that we must raise minimum capital of $12,500,000 to commence and execute planned operations, including a production facility in Waterloo, for the 12-month period and expenses for maintaining a reporting status with the SEC. For lower amounts of capital raised, will limit our planned operations to Rugao and construct a Waterloo facility when additional capital is available. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us. We have not taken any steps to seek additional financing.

Our failure to obtain future financing or to produce levels of revenue to meet our financial needs could result in our inability to continue as a going concern and, as a result, our investors could lose their entire investment.

11

Our operating results may fluctuate, which could have a negative impact on our ability to grow our client base, establish sustainable revenues and succeed overall.

Our results of operations may fluctuate as a result of a number of factors, some of which are beyond our control including but not limited to:

▪	general economic conditions in the geographies and industries where we rent our products and conduct operations;
▪	legislative policies where we conduct operations;
▪	the budgetary constraints of our customers;
▪	seasonality of our rental business;
▪	success of our strategic growth initiatives;
▪	costs associated with the launching or integration of new or acquired businesses;
▪	the timing and type of equipment rentals;
▪	the nature and duration of the equipment needs of our customers;
▪	the timing of new product introductions by us, our suppliers and our competitors;
▪	the volume, timing and mix of maintenance and repair work on our rental equipment;
▪	our equipment mix, availability, utilization and pricing;
▪	the mix, by state and country, of our revenues, personnel and assets;
▪	rental equipment impairment from excess, obsolete or damaged equipment;
▪	movements in interest rates or tax rates;
▪	changes in, and application of, accounting rules;
▪	changes in the regulations applicable to us; and
▪	litigation matters.

As a result of these factors, we may not succeed in our business and we could go out of business.

Our future success is difficult to predict because we operate in emerging and evolving markets, and the industries in which we compete are subject to volatile and unpredictable cycles.

The fuel cell industry in which we operate is an emerging and evolving market making it difficult to evaluate our future prospects and which may lead to period to period variability in our operating results. Our products and services are based on unique technology which we believe offers significant advantages to our customers, but the markets we serve are in a relatively early stage of development and it is uncertain how rapidly they will develop. It is also uncertain whether our products will achieve high levels of demand and acceptance as these markets grow. If companies in the industries we serve do not perceive or value the benefits of our technologies and products, or if they are unwilling to adopt our products as alternatives to traditional power solutions, the market for our products and services may not develop or may develop more slowly than we expect, which could significantly and adversely impact our operating results.

As a supplier in fuel cell technology, we may be subject to business cycles. The timing, length, and volatility of these business cycles may be difficult to predict. These industries may be cyclical due to sudden changes in customers’ manufacturing capacity requirements and spending, which depend in part on capacity utilization, demand for customers’ products, inventory levels relative to demand, and access to affordable capital. These changes may affect the timing and amounts of customers’ purchases and investments in technology, and affect our orders, net sales, operating expenses, and net income. In addition, we may not be able to respond adequately or quickly to the declines in demand by reducing our costs.

To meet rapidly changing demand in each of the industries we serve, we must effectively manage our resources and production capacity. During periods of decreasing demand for our products, we must be able to appropriately align our cost structure with prevailing market conditions, effectively manage our supply chain, and motivate and retain key employees. During periods of increasing demand, we must have sufficient inventory to fulfill customer orders, effectively manage our supply chain, and attract, retain, and motivate a sufficient number of qualified individuals. If we are not able to timely and appropriately adapt to changes in our business environment or to accurately assess where we are positioned within a business cycle, our business, financial condition, or results of operations may be materially and adversely affected.

12

Alternatives to fuel cell technologies could render our products uncompetitive or obsolete.

Proton exchange membrane fuel cell technology is one of a number of alternative energy products being developed today as a supplement to or replacement for the electric grid and internal combustion engine, including microturbines, solar power and wind power. Other types of fuel cell technologies are being actively pursued by a number of companies, and the technologies of choice for fuel cell stacks and processors have not yet been identified by customers. Improvements are also being made to the existing electric grid and internal combustion engine. Technological advances in alternative energy products, improvements in the electric grid or internal combustion engine or other fuel cell technologies may render our products uncompetitive or obsolete prior to commercialization or afterwards. Accordingly, if we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or user requirements, our business, financial condition and results of operations could be seriously harmed.

The industries in which we compete are highly competitive and we may be unable to successfully compete to survive.

We compete in the market for fuel cell technology and associated services that is intensely competitive. Evolving industry standards, rapid price changes and product obsolescence also impact the market. Our competitors include many domestic and foreign companies, most of which have substantially greater financial, marketing, personnel and other resources than we do. Our current competitors or new market entrants could introduce new or enhanced technologies, products or services with features that render our technologies, products or services obsolete, less competitive or less marketable. Our success will be dependent upon our ability to develop products that are superior to existing products and products introduced in the future, and which are cost effective. In addition, we may be required to continually enhance any products that are developed as well as introduce new products that keep pace with technological change and address the increasingly sophisticated needs of the marketplace. Even if our current technologies prove to be commercially feasible, there is extensive research and development being conducted on alternative energy sources that may render our technologies and protocols obsolete or otherwise non-competitive.

There can be no assurance that we will be able to keep pace with the technological demands of the marketplace or successfully develop products that will succeed in the marketplace. As a small company, we will be at a competitive disadvantage to most of our competitors, which include larger, established companies that have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than us. There can be no assurance that we will have the capital resources available to undertake the research that may be necessary to upgrade our equipment or develop new devices to meet the efficiencies of changing technologies. Our inability to adapt to technological change could have a materially adverse effect on our results of operations.

Our products compete with products using other energy sources, and if the prices of the alternative sources are lower than energy sources used by our products, sales of our products will be adversely affected. Volatility of electricity and fuel prices may impact sales of our products and services in the markets in which we compete.

Our products can operate using a variety of fuels, including primarily natural gas and biogas and also methanol, diesel, coal gas, coal mine methane, and propane. If these fuels are not readily available or if their prices increase such that electricity produced by our products costs more than electricity provided by other generation sources, our products would be less economically attractive to potential customers. In addition, we have no control over the prices of several types of competitive energy sources such as oil, gas or coal as well as local utility electricity costs. Significant decreases (or short-term increases) in the price of these fuels or grid delivered prices for electricity could also have a material adverse effect on our business because other generation sources could be more economically attractive to consumers than our products.

If we cannot reduce the costs of our products, market acceptance of these products could be delayed or prevented.

13

Fuel cells currently cost significantly more than many established competing technologies, such as internal combustion engines and batteries. Our ability to achieve cost reductions will depend on manufacturing process and engineering design enhancements; the degree to which some of these enhancements can be attained is not currently ascertainable. Our ability to achieve cost reductions will also depend on entering into suitable manufacturing and distribution relationships, as well as increasing sales volumes so we can achieve economies of scale. There can be no assurance that we will obtain higher production levels or that sales prices will ever exceed our production costs.

To date, we have only two customers for our fuel cell technology so we cannot assure you that our customer base will commence or will increase.

StarPower Canada has recently secured a deployment purchase order of 5,000 fuel cell units from the City of Rugao and we have received 5 letters of intent from other cities in China for our fuel cell technology. However, we cannot assure you that our customer base will commence or expand or that any decline in net revenue attributable to customer losses will be replaced in a timely manner. If we fail to market and sell our products and services and increase our customer base, our business will fail.

Product development is an inherently uncertain process, and we may encounter unanticipated development challenges and may not be able to meet our product development and commercialization milestones.

Product development and testing may be subject to unanticipated and significant delays, expenses and technical or other problems. We cannot guarantee that we will successfully achieve our milestones within our planned timeframe or ever. We develop prototypes of planned products prior to the full commercialization of these products. We cannot predict whether prototypes of future products will achieve results consistent with our expectations. A prototype could cost significantly more than expected or the prototype design and construction process could uncover problems that are not consistent with our expectations. Prototypes of emerging products are a material part of our business plan, and if they are not proven to be successful, our business and prospects could be harmed.

More generally, the commercialization of our products may also be adversely affected by many factors not within our control, including:

▪	the willingness of market participants to try a new product and the perceptions of these market participants of the safety, reliability, functionality and cost effectiveness of our products;
▪	the emergence of newer, possibly more effective technologies;
▪	the future cost and availability of the raw materials and components needed to manufacture and use our products; and
▪	the adoption of new regulatory or industry standards that may adversely affect the use or cost of our products.

Accordingly, we cannot predict that our products will be accepted on a scale sufficient to support development of mass markets for them.

We may not be able to establish strategic marketing and distribution relationships to generate revenues for our products.

We are in the early stages of developing our marketing and distribution network. In order to develop our customer base in our target markets, we believe that we must enter into strategic marketing or distribution alliances or similar collaborative relationships, in which we ally ourselves with companies that have particular expertise in, or more extensive access to, the end users in these markets. For example, since our strategy in the Chinese transportation markets calls for local government expertise, it will be essential for us to establish relationships inside the Chinese government. We also believe a critical prerequisite to entry into the transportation market will be the establishment of joint ventures or similar relationships with one or more vehicle manufacturers or their suppliers.

Currently, we have no formal strategic marketing or distribution relationships in our core markets. We may not be able to identify or establish appropriate marketing or distribution relationships on a timely basis. Even if we enter into these types of relationships, we cannot assure you that the distributors with which we form relationships will focus adequate resources on selling our products or will be successful in selling them. In addition, we cannot assure you that we will be able to finalize collaborative relationships on favorable terms and providing volume price discounts and other allowances along with significant costs incurred in customizing our products may reduce the

14

potential profitability of these relationships. To the extent any distribution relationships that we establish are exclusive in nature, we may be unable to enter into other arrangements at a time when the distributor with which we form a relationship is not successful in selling our products or has reduced its commitment to marketing our products. Failure to develop sufficient distribution and marketing relationships in our target markets will adversely affect our commercialization schedule and will limit our access to market opportunities.

We depend upon third party suppliers for the development and supply of key components for our products.

We purchase several key components of our products from other companies. There are limited suppliers for some of the key components of our products. A supplier's failure to develop and supply components in a timely manner, or to supply components that meet our quality, quantity or cost requirements or technical specifications, or our inability to obtain alternative sources of these components on a timely basis or on terms acceptable to us, could harm our ability to manufacture our products. In addition, to the extent the processes that our suppliers use to manufacture components are proprietary, we may be unable to obtain comparable components from alternative suppliers.

We do not know when or whether we will secure long-term supply relationships with suppliers of all required components and subsystems for our integrated fuel cell systems, or whether such relationships will be on terms that will allow us to achieve our objectives. Failure to secure relationships with entities who will supply the required components for our products may impair our ability to carry out our business plan.

We may not be able to sell our products if they are not compatible with the products and processes of third-party manufacturers or our potential customers.

Our success will depend upon our ability to make our products compatible with the products of third-party manufacturers, such as vehicle manufacturers or their suppliers, and the ability of these manufacturers to sell their products containing our fuel cell components. In addition, some of our products will be successful only if our potential customers redesign or modify their existing products or processes to fully incorporate our products and technologies. Our failure to make our products and technologies compatible with the products and processes of third-party manufacturers or the failure of potential customers to redesign or make necessary modifications to their existing products and processes to accommodate our products would significantly impair or preclude our ability to sell our products. We cannot predict with any degree of certainty whether we will be able to make our products compatible with the products and processes of third-party manufacturers to create a sufficient market for our products. Furthermore, we cannot assure you that third-party manufacturers will be able to market their products containing our components or successfully, or that they will not alter their acceptance of our fuel cell technologies in favor of other energy product solutions. Any integration, design, manufacturing or marketing problems encountered by third-party manufacturers or customers that will integrate our products could also adversely affect the market for our products and our financial results.

We depend entirely upon vehicle manufacturers to purchase our products for transportation applications.

The sole market for the transportation applications of our products is and will continue to be car, bus and other vehicle manufacturers as well as warehouse vehicles such as forklifts, order pickers, etc. We cannot guarantee that those manufacturers which have expressed interest in or conducted demonstrations of our products will ultimately place commercial orders for our transportation products. Each of these manufacturers has a strong investment in and commitment to the use of the internal combustion engine, and some have invested in alternative technologies that may compete with our products. The failure of car, bus and other vehicle manufacturers to use our fuel cell technologies in their vehicles would have a material adverse effect on our business and financial results.

The development of automobile models is a lengthy process. Based on discussions with automobile manufacturers, we anticipate that there will be a delay of at least three years between a decision by an automobile manufacturer to produce commercial vehicles powered by our fuel cell technologies and the actual production of such vehicles. The length of the decision-making process and the success of our commercialization plans will affect any demand for our transportation products by automobile manufacturers and, consequently, our financial position, results of operations and cash flows.

15

We rely on patents and proprietary rights to protect our technology and enforcing those rights could disrupt our business operation and divert precious resources that could ultimately harm our future prospects.

We rely on a combination of trade secrets, confidentiality agreements and procedures and patents to protect our proprietary technologies. We have no granted patents, but we have submitted a number of patent applications in China, as described elsewhere in this prospectus.

The claims contained in any patent may not provide adequate protection for our products and technology. In the absence of patent protection, we may be vulnerable to competitors who attempt to copy our products or gain access to our trade secrets and know-how. In addition, the laws of foreign countries may not protect our proprietary rights to this technology to the same extent as the laws of the U.S.

If a dispute arises concerning our technology, we could become involved in litigation that might involve substantial cost. Litigation could divert substantial management attention away from our operations and into efforts to enforce our patents, protect our trade secrets or know-how or determine the scope of the proprietary rights of others. If a proceeding resulted in adverse findings, we could be subject to significant liabilities to third parties. We might also be required to seek licenses from third parties to manufacture or sell our products. Our ability to manufacture and sell our products may also be adversely affected by other unforeseen factors relating to the proceeding or its outcome.

As we continue to grow and to develop our intellectual property, we could attract threats from patent monetization firms or competitors alleging infringement of intellectual property rights.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. If we do not prevail in this type of litigation, we may be required to: pay monetary damages; stop commercial activities relating to our product; obtain one or more licenses in order to secure the rights to continue manufacturing or marketing certain products; or attempt to compete in the market with substantially similar products. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue some of our operations.

Our products use inherently dangerous, flammable fuels, operate at high temperatures and use corrosive carbonate material, each of which could subject our business to product liability claims.

Our business exposes us to potential product liability claims that are inherent in products that use hydrogen. Our products utilize fuels such as natural gas and convert these fuels internally to hydrogen that is used by our products to generate electricity. The fuels we use are combustible and may be toxic. In addition, our fuel cells operate at high temperatures and use corrosive carbonate material, which could expose us to potential liability claims. Any accidents involving our products or other hydrogen-using products could materially impede widespread market acceptance and demand for our products.

We may be exposed to lawsuits and other claims if our products malfunction, which could increase our expenses, harm our reputation and prevent us from growing our business.

Any liability for damages resulting from malfunctions of our products could be substantial, increase our expenses and prevent us from growing or continuing our business. Potential customers may rely on our products for critical needs and a malfunction of our products could result in warranty claims or other product liability. In addition, a well-publicized actual or perceived problem could adversely affect the market’s perception of our products. This could result in a decline in demand for our products, which would reduce revenue and harm our business. Further, since our products are used in systems that are made by other manufacturers, we may be subject to product liability claims even if our products do not malfunction.

We could be liable for environmental damages resulting from our research, development or manufacturing operations.

16

Our business exposes us to the risk of harmful substances escaping into the environment, resulting in potential personal injury or loss of life, damage to or destruction of property, and natural resource damage. Our business is subject to numerous international, federal, state and local laws and regulations that govern environmental protection and human health and safety. These laws and regulations have changed frequently in the past and it is reasonable to expect additional and more stringent changes in the future. Our operations may not comply with future laws and regulations and we may be required to make significant unanticipated capital and operating expenditures. If we fail to comply with applicable environmental laws and regulations, governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits and private parties may seek damages from us. Under those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims.

Any failure by management to properly manage growth could have a material adverse effect on our business, operating results and financial condition.

If our business develops as expected, we anticipate that we will grow rapidly in the near future. Our failure to properly manage our expected rapid growth could have a material adverse effect on our ability to retain key personnel. Our expansion could also place significant demands on our management, operations, systems, accounting, internal controls and financial resources. If we experience difficulties in any of these areas, we may not be able to expand our business successfully or effectively manage our growth. Any failure by management to manage growth and to respond to changes in our business could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to attract and retain a sufficient number of skilled engineers and workers our ability to pursue projects may be adversely affected and our costs may increase.

Our rate of growth will be confined by resource limitations as competitors and customers compete for increasingly scarce resources. We believe that our success depends upon our ability to attract, develop and retain a sufficient number of affordable trained engineers that can execute our operational strategy. The demand for trained engineers and other skilled workers is currently high. If we are unable to attract and retain a sufficient number of skilled personnel, our ability to pursue projects may be adversely affected and the costs of performing our existing and future projects may increase, which may adversely impact our margins.

We may engage in acquisitions that could disrupt our business, cause dilution to our stockholders and reduce our financial resources.

In the future, we may enter into transactions to acquire other businesses, products or technologies. If we do identify suitable candidates, we may not be able to make such acquisitions on favorable terms or at all. Any acquisitions we have made or plan to make may not strengthen our competitive position, and these transactions may be viewed negatively by customers or investors. We have and may decide in the future to incur debt in connection with an acquisition or issue our common stock or other securities to the stockholders of the acquired company, which would reduce the percentage ownership of our existing stockholders. We could incur losses resulting from undiscovered liabilities of the acquired business that are not covered by the indemnification we may obtain from the seller. In addition, we may not be able to successfully integrate the acquired personnel, technologies and operations into our existing business in an effective, timely and non-disruptive manner. Acquisitions may also divert management from day-to-day responsibilities, increase our expenses and reduce our cash available for operations and other uses. We cannot predict the number, timing or size of future acquisitions or the effect that the acquisition we have engaged in or any such future transactions might have on our operating results.

Changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

Due to our intention to conduct business in China, our business operations may be adversely affected by the current and future political environment in the PRC. The PRC has operated as a socialist state since the mid-1900s and is controlled by the Communist Party of China. The Chinese government exerts substantial influence and control over the manner in which we intend to conduct our business activities. The PRC has only permitted provincial and local economic autonomy and private economic activities since 1988. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy, through regulation and state ownership. Our ability to operate in the PRC may be adversely affected by changes in Chinese laws and

17

regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under current leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

The PRC's economy is in a transition from a planned economy to a market-oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, there can be no assurance that this will be the case.

A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life.

RISKS ASSOCIATED WITH MANAGEMENT AND CONTROL PERSONS

If we fail to attract and retain qualified senior executive and key technical personnel, our business will not be able to expand.

We are dependent on the continued availability of Edward Chan, and the availability of new employees to implement our business plans. The market for skilled employees is highly competitive, especially for employees in the service industry. Although we expect that our compensation programs will be intended to attract and retain the employees required for us to be successful, there can be no assurance that we will be able to retain the services of all our key employees or a sufficient number to execute our plans, nor can there be any assurance we will be able to continue to attract new employees as required.

Our personnel may voluntarily terminate their relationship with us at any time, and competition for qualified personnel is intense. The process of locating additional personnel with the combination of skills and attributes required to carry out our strategy could be lengthy, costly and disruptive.

If we lose the services of key personnel or fail to replace the services of key personnel who depart, we could experience a severe negative effect on our financial results and stock price. In addition, there is intense competition for highly qualified bilingual and “people friendly” personnel in the locations where we principally operate. The loss of the services of any key personnel, marketing or other personnel or our failure to attract, integrate, motivate and retain additional key employees could have a material adverse effect on our business, operating and financial results and stock price.

Insiders will continue to have substantial control over us and our policies after this offering and will be able to influence corporate matters.

Xianguo Li, whose interests may differ from other stockholders, has the ability to exercise significant control over us. Presently, he beneficially owns 85% of our common stock, and, assuming 100% of this offering is sold, he will continue to beneficially own approximately 81%.  He is able to exercise significant influence over all matters requiring approval by our stockholders, including the election of directors, the approval of significant corporate transactions, and any change of control of our company.  He could prevent transactions, which would be in the best interests of the other shareholders. Mr. Li’s interests may not necessarily be in the best interests of the shareholders in general.

18

We are dependent on our current officers that devote a limited amount of time to our company. They may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Edward Chan, our director and executive officer, currently devotes approximately 15-20 hours per week providing management services to us. While he presently possesses adequate time to attend to our interest, it is possible that the demands on him from other obligations could increase, with the result that he would no longer be able to devote sufficient time to the management of our business. The loss of Mr. Chan to our company could negatively impact our business development.

Our directors and executive officer do not have any prior experience conducting a best-efforts offering and limited experience with management of a public company.

Our directors and executive officers do not have any experience conducting a best-effort offering and limited experience managing a public company. Consequently, we may not be able to raise any funds or run our public company successfully. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our business will suffer and your investment may be materially adversely affected. Also, our executive officers’ and directors’ lack of experience managing a public company could cause you to lose some or all of your investment.

Risks Related To Ownership of Our Shares

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

Our common stock is quoted under the symbol “SPOS” on the OTCPink operated by OTC Markets Group, Inc, an electronic inter-dealer quotation medium for equity securities. We do not currently have an active trading market. There can be no assurance that an active and liquid trading market will develop or, if developed, that it will be sustained.

Our securities are very thinly traded. Accordingly, it may be difficult to sell shares of our common stock without significantly depressing the value of the stock. Unless we are successful in developing continued investor interest in our stock, sales of our stock could continue to result in major fluctuations in the price of the stock.

Our common stock price may be volatile and could fluctuate widely in price, which could result in substantial losses for investors.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

▪	technological innovations or new products and services by us or our competitors;
▪	government regulation of our products and services;
▪	the establishment of partnerships with other technology companies;
▪	intellectual property disputes;
▪	additions or departures of key personnel;
▪	sales of our common stock;
▪	our ability to integrate operations, technology, products and services;
▪	our ability to execute our business plan;
▪	operating results below expectations;
▪	loss of any strategic relationship;
▪	industry developments;
▪	economic and other external factors; and
▪	period-to-period fluctuations in our financial results.

19

You should consider these factors to be material. Our stock price may fluctuate widely as a result of any of the above.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and have no immediate plans to pay dividends.

We plan to reinvest all of our earnings, to the extent we have earnings, in order to market our products and to cover operating costs and to otherwise become and remain competitive. We do not plan to pay any cash dividends with respect to our securities in the foreseeable future. We cannot assure you that we would, at any time, generate sufficient surplus cash that would be available for distribution to the holders of our common stock as a dividend. Therefore, you should not expect to receive cash dividends on our common stock.

If securities or industry analysts do not publish or do not continue to publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us now or in the future issue an adverse opinion regarding our stock, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Because we are subject to the “Penny Stock” rules, the level of trading activity in our stock may be reduced.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any listed, trading equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules which may increase the difficulty Purchasers may experience in attempting to liquidate such securities.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our Common Stock.

Investors cannot withdraw funds once invested and will not receive a refund.

Investors do not have the right to withdraw invested funds. Subscription payments will be paid to StarPower ON Systems, Inc. and held in our corporate bank account if the subscription agreements are in good order and we accept the investor’s investment. Therefore, once an investment is made, investors will not have the use or right to return of such funds.

20

Substantial future sales of shares of our common stock could cause the market price of our common stock to decline.

The market price of shares of our common stock could decline as a result of substantial sales of our common stock, particularly sales by our directors, executive officers and significant stockholders, a large number of shares of our common stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our shares is fixed and will not vary based on the underlying value of our assets at any time. Our board of directors, in consultation with our Placement Agent, has determined the offering price at its sole discretion. The fixed offering price for our shares has not been based on appraisals of any assets we own or may own, or of our company as a whole, nor do we intend to obtain such appraisals. Therefore, the fixed offering price established for our shares may not be supported by the current value of our company or our assets at any particular time.

The entire amount of your purchase price for your shares will not be available for investment in our company.

A portion of the offering proceeds will be used to pay selling commissions of up to ten percent (10%) of the offering proceeds to our Placement Agent, which it may re-allow and pay to participating broker-dealers, who sell shares. Thus, a portion of the gross amount of the offering proceeds will not be available for investment in our company.

If investors successfully seek rescission, we would face severe financial demands that we may not be able to meet.

Our shares have not been registered under the Securities Act of 1933, or the Securities Act, and are being offered in reliance upon the exemption provided by Section 3(b) of the Securities Act and Regulation A promulgated thereunder. We represent that this Offering Statement does not contain any untrue statements of material fact or omit to state any material fact necessary to make the statements made, in light of all the circumstances under which they are made, not misleading. However, if this representation is inaccurate with respect to a material fact, if this offering fails to qualify for exemption from registration under the federal securities laws pursuant to Regulation A, or if we fail to register the shares or find an exemption under the securities laws of each state in which we offer the shares, each investor may have the right to rescind his, her or its purchase of the shares and to receive back from the Company his, her or its purchase price with interest. Such investors, however, may be unable to collect on any judgment, and the cost of obtaining such judgment may outweigh the benefits. If investors successfully seek rescission, we would face severe financial demands we may not be able to meet and it may adversely affect any non-rescinding investors.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price per share will be substantially higher than the pro forma net tangible book value per share of our common stock outstanding prior to this offering. As a result, investors purchasing common stock in this offering will experience immediate dilution. This dilution is due to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of common stock. In addition, if we issue additional equity securities, you will experience additional dilution.

We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

21

The principal purposes of this offering are to raise additional capital, to create a public market for our common stock and to facilitate our future access to the public equity markets. We currently intend to use the net proceeds we receive from this offering primarily for paying working capital, inventory and general corporate purposes. We may also use a portion of the net proceeds for the acquisition of, or investment in, products, technologies, or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds. If we do not use the net proceeds that we receive in this offering effectively, our business, financial condition, results of operations and prospects could be harmed, and the market price of our common stock could decline.

FORWARD LOOKING STATEMENTS

This offering circular contains forward-looking statements that involve risk and uncertainties. We use words such as “anticipate”, “believe”, “plan”, “expect”, “future”, “intend”, and similar expressions to identify such forward-looking statements. Investors should be aware that all forward-looking statements contained within this filing are good faith estimates of management as of the date of this filing. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us as described in the “Risk Factors” section and elsewhere in this offering circular.

DESCRIPTION OF BUSINESS

Overview

On February 17, 2017, we entered into share exchange agreement with StarPower ON Systems, Inc., a Canadian corporation (“StarPower Canada”), to acquire the company in exchange for 92,000,000 shares of our common stock. The acquisition provided us with certain assets and license rights in the fuel cell technology business. As a result of our agreement with StarPower Canada, we are in the business of manufacturing and distributing fuel cells and other products derived from proprietary technologies for various applications.

Fuel cells cleanly and efficiently convert chemical energy from hydrogen-rich fuels into electrical power and usable high-quality heat in an electrochemical process that is virtually absent of pollutants. Similar to a battery, a fuel cell is comprised of many individual cells that are grouped together to form a fuel cell stack. Each individual cell contains an anode, a cathode and an electrolyte layer. When a hydrogen-rich fuel such as clean natural gas or renewable biogas enters the fuel cell stack, it reacts electrochemically with oxygen (i.e. ambient air) to produce electric current, heat and water. While a typical battery has a fixed supply of energy, fuel cells continuously generate electricity as long as fuel is supplied.

Dr. Xianguo Li has developed our proprietary fuel cell technology at the University of Waterloo in Ontario, Canada. Dr. Li transferred ownership of the intellectual property surrounding the fuel cell technology to StarPower Canada. We then entered into an agreement with StarPower Canada, as described above.

We believe that our fuel cell technology is superior to existing products on the market because it costs less and it is more efficient in power. Our fuel cell technology is expected to exceed the current industry standards and will deliver significant advancements for various mobile and stationary applications, including electric buses.

Our full cell technology is ready for commercial deployment. Our fuel cells are currently being used in fork lifts in warehouses for materials handling and for back-up data centers and many telephone switch boxes for satellite data centers. We have demonstrated the fuel cell technology in transport buses for urban transportation.

Through our wholly owned subsidiary in StarPower ON Systems (Tianjin) Ltd., we plan to manufacture and sell fuel cell battery stacks in China and, from there, into other areas where we are able to secure contracts.

22

StarPower also intends to expand its business and market and sell its fuel cell technology in China, and there are five cites in China that have expressed interest in the fuel cell technology for their public transportation needs.

We are conducting this offering to raise money in order to: (i) to assist with the purchase and operation of the manufacturing facility in Rugao, China; (ii) fund our business of manufacturing and distributing efforts in North and South America that may want our technology; and (iii) to fund working capital expenditures.

Our principal offices are located at 80 D Leitchcroft Cr., Thornhill, Ontario, Canada L3T 7W1. Our phone number is 437-995-6261.

Our Fuel Cell Technology

Fuel cells are an efficient, combustion-less, reliable, and virtually pollution-free energy source that provide electricity to power a wide array of applications, including buildings (manufacturing facilities, hotels and hospitals), primary power for grid integration, automobiles, emergency back-up systems, and base load grid power. A fuel cell uses fuel - usually hydrogen, extracted from common fuels such as natural gas - to produce electricity. In principle, a fuel cell is an electrochemical device that operates like a battery. However, unlike a battery, a fuel cell requires re-fueling and not recharging. Fuel cells will continue to produce electricity and heat as long as there is a constant fuel source. Hydrogen fuel cells work simply, have no moving parts, and operate silently, with water and excess heat as their only by-products. Fuel cells, thus, provide the ideal solution for a myriad of portable, on-board, and stationary electric power generation applications.

Proton exchange membrane fuel cell stacks are well-suited for transportation applications, our target market, because they are able to deliver higher power density relative to other types of fuel cell stacks. Higher power density is expected to result in reduced weight, cost and volume and improved performance relative to other types of fuel cell stacks, such as phosphoric acid fuel cell stacks. In addition, proton exchange membrane fuel cell stacks operate at lower temperatures than other types of fuel cell stacks, i.e., less than 212(degrees)F or 100(degrees)C, allowing faster start-up time. Proton exchange membrane fuel cell stacks also respond well to changes in the demand for power. For these reasons, we believe proton exchange membrane fuel cell stacks are particularly suitable for transportation applications.

Proton exchange membrane fuel cell stacks combine pure hydrogen or hydrogen-rich streams of gas from a fuel processor and oxygen from the air to produce electricity without combustion. The core of the fuel cell consists principally of two gas diffusion electrodes, the anode and the cathode, separated by a proton exchange membrane. Gas diffusion electrodes distribute hydrogen and oxygen to the site on the proton exchange membrane where the electrochemical reaction occurs. Each of the electrodes is coated on one side with a platinum-based catalyst. The electrodes and the membrane are pressed together on both sides by flat, bipolar metallic plates and held together by a plastic gasket. Bipolar plates between the individual fuel cells of a fuel cell stack allow electrons to flow out of each fuel cell and distribute hydrogen-rich gas along the surface of the fuel cell. Hydrogen fuel is fed into the anode and air enters through the cathode. In the presence of the platinum-based catalyst, each hydrogen molecule splits into two protons and two electrons. The electrons from the hydrogen molecules flow through an external circuit creating an electric current. Protons from the hydrogen molecules are transported through the proton exchange membrane and combine at the cathode with the electrons and oxygen from the air to form water and generate byproduct heat.

Individual fuel cells are positioned between electrically conducting bipolar plates and combined into fuel cell stacks. The voltage of a stack of fuel cells is proportional to the number of fuel cells. The number of fuel cells in a stack and the cell surface area determine the amount of electrical power and heat that can be generated. The DC power produced by a fuel cell stack is either applied directly to a DC load or converted to AC power by an inverter. Through the use of a heat exchanger, the heat generated in the process can be used in cogeneration heating or cooling applications.

Our objective is in the successful design, development and testing of fuel cell technologies and to bring about the successful commercialization of our products.

23

There remain a number of technical and logistical obstacles to commercial acceptance of fuel cell technologies, including:

▪	current fuel cell technology does not have the proven dependability that many of the existing alternative technologies have in our target markets, because, for example, the membranes we purchase from third party suppliers have a limited life and are not yet manufactured to consistent quality or performance specifications;
▪	fuel processing technology is complex and not fully developed, particularly with respect to the integration of fuel cell stacks and fuel processors, because, for example, the catalysts we purchase from third party suppliers have a limited life and are not yet manufactured to consistent quality or performance specifications;
▪	the high manufacturing costs currently associated with the production of fuel cell products make many commercial applications in our target markets prohibitively expensive; and
▪	the difficulty of integrating fuel cell systems into existing products, in particular, for transportation applications.

We believe that our fuel cell technology is superior to existing products on the market because it costs less and it is more efficient in power. Our fuel cell technology is expected to exceed the current industry standards and will deliver significant advancements for various mobile and stationary applications, including electric buses.

The company designs can easily be adapted to exceed industry leaders in terms of cost and offers significant improvements in durability performance.

▪	SOS (PEM) fuel cell uses significantly less platinum while offering similar or better power density and durability.

▪	Increased durability over other competitors based on standard industry testing methodology set by U.S. Department of Energy.
▪	SOS fuel cells will have a substantial price-performance advantage over competitors based on the performance and cost estimates in full production.

Our full cell technology is ready for commercial deployment. Fuel cells are currently being used in buses, passenger vehicles, fork lifts in warehouses for materials handling, and for back-up data centers and many telephone switch boxes for satellite data centers. We have demonstrated our fuel cell technology in transport buses for urban transportation and our modular design is well suited for adaptation to the full range of current and potential fuel cell applications.

Applications for Our Technology

The market for fuel cell energy is largely driven by the need for a clean, efficient energy source due to environmental concerns, increasing costs and the uncertainty of fossil fuel supply.

Fuel cells convert chemical energy into electrical power with fewer steps than other energy technologies. Fuel cells do not store energy but convert it from one form to another and continue to operate as long as fuel is provided. The general advantages of fuel cells over other energy sources include clean, safe, quiet performance, high-energy efficiency, low emissions and ease of operation. The range of potential applications for fuel cells is quite broad, including:

▪	portable/battery substitution (portable appliances and power tools, small personal vehicles, consumer electronics, backup power);
▪	transportation (automotive, public transportation, commercial transportation, marine, military); and
▪	distributed power (to homes and small businesses, commercial and industrial sites, remote power (not on standard electrical grid systems).

Because the use of the internal combustion engine in transportation applications is a major source of air pollution, increasingly stringent government laws and regulations requiring vehicle emission reductions and increases in efficiency have been enacted or proposed on both national and regional levels in the United States and many other industrialized nations. In addition to these regulatory requirements, we believe that, irrespective of government regulation, the desire of consumers to reduce air pollution is rising. We also believe that the changes in vehicle and engine manufacturing objectives and strategies that will be required to meet the regulatory and market-driven demands will provide a significant market opportunity for fuel cell technologies, which we believe are capable of providing power that is environmentally cleaner than the internal combustion engine.

24

We intend to focus our efforts on the transportation market, and, more specifically, public transportation. Our fuel cell stacks for transportation applications are designed for compactness, durability, and suitability for low-cost manufacturing. Our fuel cell stacks for transportation applications are being designed for integration into transportation power modules which will generate between 30 kilowatts and 250 kilowatts of electrical power to provide power for passenger car, bus and truck applications.

The pace at which the transportation market for our fuel cell technologies will develop is largely dependent upon the business strategy of automobile manufacturers. Nevertheless, in order for our transportation products to be attractive to manufacturers, we plan to focus on reducing cost and size, minimizing start-up and transient response times and optimizing life span. We believe that automobile manufacturers, depending on their needs, will purchase our fuel processors and our fuel cell stacks separately as components to be integrated into vehicles operating entirely on fuel cell systems or hybrid battery-fuel cell vehicles.

Our fuel processors and fuel cell stacks for transportation applications are being designed for integration into transportation power modules which will generate between 30 kilowatts and 250 kilowatts of electrical power to provide power for passenger car, bus and truck applications. We are designing components of transportation power modules to meet the specifications of various automobile manufacturers so that the complete power module will fit under the hood of a mid-size vehicle.

Our goal is to produce products for transportation applications that allow vehicles to achieve more fuel economy of today’s vehicles and meet all safety and environmental requirements, while maintaining the comfort, utility and performance of today’s vehicles. We believe that our innovative technology will enable us to be leaders in this transformation process. Our transportation products are being designed to operate:

▪	on currently available fuels such as gasoline or on future fuels such as alcohols or those derived from biomass;
▪	in a fully transient mode to allow power over the complete drive cycle while maintaining super ultra-low emission vehicle standards or better emission standards; and
▪	as primary driving power, as part of a hybrid vehicle system or as an auxiliary power unit.

Fuel cell technology is also useful for applications outside of the automotive industry. If economically and logistically feasible, we plan to expand the applications associated with our fuel cell technology to serve real estate power conversions, automobile conversions, back-up power and energy production. We are on target to take advantage of the drastic surge in demand from China that is taking place as the Chinese market is interested in deploying fuel cell power in a wide range of applications, including vehicles, home heating, and mobile communication towers.

Operations

Manufacturing

We plan to have a core component production facility located in Kitchener-Waterloo in Canada, which will be used for fuel stack production. Additionally, our plan included establishing a manufacturing plant and related equipment in Rugao, China, which will receive the fuel stacks from Canada and complete the assembly with fuel tanks, pumps, and other components obtained from China to produce the finished unit. This structure enables a further reduction of costs below competitors’ units. The Rugao production facility is expected to be designed for rapid expansion as sales increase. With increasing scale, a unique production process with custom designed automated equipment accelerates production levels and lowers the per-unit cost.

The Canadian and Rugao facilities are expected to service full production of orders that StarPower recently received and to serve as the manufacturing and distribution base for our future customers. We expect that customers will come from China in the short term and, from there, to other places in Asia. There are five cites in China that have expressed interest in the fuel cell technology for their public transportation needs. We intend to market and distribute our products in the transportation market initially and, from there, to other applications as we grow the business. Thus, at a later stage, we intend to expand operations by licensing our technology to local manufacturers in China.

25

Marketing

The Company is a pioneer in the field of fuel cell technology as a power source for vehicles and other commercial applications, with several important patents in the field. We have developed a competitively priced and highly marketable fuel cell technology that can be sold to cities for their public transport needs. We are targeting cities in China, where the shift towards pollution reduction is currently driving a surge in demand for clean powered public buses for city transportation.

Major suppliers of fuel cell technology, such as Ballard and Hydrogenics, are supplying fuel cell power solutions to Chinese cities for their buses as the technology is reaching cost viability and rising public acceptance. In the automotive field, companies such as Toyota, Honda, and Hyundai are deploying fuel cell vehicles globally and expect the technology to reach mass market volume by 2020 and become mainstream by 2025.

We plan to offer our technology to cities in China through subsidized EPC contracts, allowing cities to offset a large part of the cost premium related to hydrogen-powered vehicles. This type of financing arrangement makes the technology affordable to the cities as buyers, giving us an advantage over competitors. We have orders for 500 trial units on hand, with expected delivery of 5,000 units once production begins for the City of Rugao. Expected contracts with other cities and Guangdong Hydrogen Energy Systems Technology, Ltd. will greatly increase sales.

We are targeting three main user groups:

1.	City public transportation, where StarPower ON is marketing directly to city authorities.
2.	Strategic marketing partners, such as major state-owned companies that sell to their subsidiaries.
3.	A selection of industry partners that can use the technology in their products.

Our focus is on marketing directly to the city level, covering all public vehicles including city and intercity buses and taxi vehicles. The Company has approached five Chinese cities in the past month and this effort resulted in non-binding expressions of interest involving the conversion to fuel cell power for over 20,000 vehicles.

Our business model is to build up one model city and then license the technology to the rest of the country rather than incur new cost-based production centers. The market strategy is to capitalize upon our alliances at city, state, and central government contacts, to decentralize manufacturing, and spin off each city or region into a license model. The marketing strategy is to approach the cities or regional governments and offering to provide our technology as a complete package, including vehicle conversion to fuel cell power, hydrogen generation from renewable sources and expertise to operate the system. As an added incentive, we plan to set up local manufacturer joint ventures to form production bases for non-core components, and a technology conversion team in each city. The production and technology conversion will be structured under a local license that can be sold to local investors after implementation of the conversion contract. This would further accelerate our technology adoption, at a lower capital cost to us.

We have excellent access to the target market of city and regional governments and state-owned companies. Dr. Li is a renowned expert on fuel cell technology and this will help open doors and present us as a Chinese success story, with technology developed by one of the leading global experts in the field.

The influence of major state-owned companies is expected to help in our promotion at other levels through word of mouth referrals. In addition, we plan to showcase our technology at major industry events and use the market momentum to our advantage to build our name as a major force in the fuel cell industry. Once the core reputation is developed, we plan to proceed to pursue licensing arrangements on a regional level.

Given the demand for clean technology from China and the size of the Chinese market, we expect a significant increase in orders, driven by demand from cities that adopt hydrogen power, improvements in the infrastructure for hydrogen refueling and mainstream adoption of the technology.

26

Competition

There are a number of companies located in the United States, Canada, Europe and Japan that are developing proton exchange membrane fuel cell technology. Many of these companies possess greater financial and personnel resources than we do and represent significant competition.

Competitors in the market for proton exchange membrane fuel cell stacks for stationary applications include Avista Labs, Ballard Power Systems, Inc., Energy Partners L.C., H Power Corp., International Fuel Cells, Plug Power Inc. and Sanyo Electric Co., Ltd. Competitors in the market for proton exchange membrane fuel cell stacks for transportation applications include Ballard Power Systems, Inc., General Motors Corporation and International Fuel Cells. A number of major automobile and manufacturing companies also have in-house proton exchange membrane fuel cell development efforts. To the extent publicly disclosed, the primary efforts of many of these companies, including Ballard Power Systems, Inc. and International Fuel Cells, appear to have been directed toward the development of proton exchange membrane fuel cell systems for automotive and large stationary power applications. Some of these competitors have a longer history in the U.S. fuel cell stack market, access to greater financial resources and more extensive manufacturing capabilities than we do, and some have established relationships with suppliers and original equipment manufacturers, including automobile manufacturers.

We believe that our technology is more advanced than that of our potential proton exchange membrane fuel cell technology competitors. We plan to maintain our lead by diligent prosecution of patents, continuing research and development advancements, commercialization of our products and the formation of strategic relationships with leading companies within each of the industry groups that comprise our targeted market base. Once we begin selling our products, we intend to compete primarily on the basis of cost, reliability, efficiency and environmental considerations.

We also compete with companies that are developing other types of fuel cells. There are four types of fuel cells other than proton exchange membrane fuel cells that are generally considered to have viable commercial applications: phosphoric acid fuel cells, molten carbonate fuel cells, solid oxide fuel cells and alkaline fuel cells. Each of these fuel cells differs in the component materials, as well as in its overall operating temperature. While all fuel cell types have environmental and efficiency advantages over traditional power sources, we believe that proton exchange membrane fuel cells can be manufactured less expensively and are more efficient and the most practical in small-scale applications and for our target markets. The electrical efficiency of a fuel cell stack means the ratio of the gross electrical energy generated by a fuel cell stack to the hydrogen energy value fed to the fuel cell stack.

In transportation applications, advanced batteries are expected to be another competitor of our products. Research and development in battery technology is being conducted to improve performance, reduce weight, lower cost and decrease recharging time to meet the requirements for an electric vehicle for the zero-emission vehicle market. We believe our products can complement the use of batteries in hybrid battery-fuel cell vehicles for the zero-emission vehicle market.

Intellectual Property

We will rely primarily on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements with our employees and companies with which we engage in joint development programs, to protect our proprietary rights relating to technical know-how, designs, special materials, manufacturing techniques and test equipment and procedures for our fuel cell technology.

Fuel cell technology has existed since the 19th century and proton exchange membrane fuel cells were first developed in the 1950s. Consequently, we believe that neither we nor our competitors can achieve a significant proprietary position on the basic technologies used in power modules and integrated fuel cell systems. Despite the inability to achieve a significant proprietary position on the basic technologies of power modules and integrated fuel cell systems, we believe that certain technological advances, including the design and integration of the fuel cell system and system components, as well as some of the low-cost manufacturing processes that we have developed, can be protected. The objective of our patent strategy is to obtain an exclusive and preferential position in product features, performance and cost compared to our competitors, while ensuring for ourselves the widest possible application and broadest potential market for our products. We seek to patent the key concepts and components we believe will provide us with a significant advantage over our competitors and the inventions we consider to have commercial value.

27

We have a number of patents applications in China for our fuel cell technology, including the following:

▪	A Type of Cathode Gas Diffusion Layer for Proton Exchange Membrane Fuel Cells
▪	A Type of Flow Channel for Proton Exchange Membrane Fuel Cells with Variable Surface Wettability for Water Removal
▪	A Type of Sulfonated Polyimide Proton Exchange Membrane for the Measurement of Relative Humidity
▪	A Type of Flow Channel for Proton Exchange Membrane Fuel Cells with Variable Flow Channel Cross Section for Water Removal
▪	A Novel Flow Field Design for Fuel Cells
▪	A Flow Channel with An Array of Hydrophilic Needles for Proton Exchange Membrane Fuel Cells

It should be noted, however, that there can be no assurance that any of our pending patent applications will issue or, in the case of patents issued or to be issued, that the claims allowed are or will be sufficiently broad to protect our technology or that they will not be challenged or invalidated. There can be no assurance that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technology. Some of our intellectual property is not covered by any patent or patent application and includes trade secrets and other know-how that is not patentable, particularly as it relates to our manufacturing processes and engineering designs. In addition, although we currently know of no such similarities that could prevent us from commercializing our products, some of our intellectual property includes technologies and processes that may be similar to the patented technologies and processes of third parties.

Government Regulation

We are subject to various international, federal, state and local laws and regulations relating to, among other things, land use, safe working conditions, handling and disposal of hazardous and potentially hazardous substances and emissions of pollutants into the atmosphere. Our business exposes us to the risk of harmful substances escaping into the environment, resulting in potential personal injury or loss of life, damage to or destruction of property, and natural resource damage. To date, we are not aware of any claims or liabilities under these existing laws and regulations that would materially affect our results of operations or financial condition.

We have made and will continue to make capital and other expenditures relating to environmental compliance. Although we currently do not expect that any capital or other expenditures relating to environmental compliance or other environmental matters will be material through 2018, we may be required to make material expenditures in the future. Environmental laws are complex, change frequently and have tended to become stringent over time. Accordingly, we cannot assure you that environmental laws applicable to our business will not change or become more stringent in the future in a manner that could materially adversely affect our results of operations or financial condition.

Employees, Consultants and Contractors

We currently operate our business through our officers and directors, Dr. Li, Mr. Chan, and Mr. Mill. We expect to hire additional personnel, as needed, to staff our operations.

28

USE OF PROCEEDS

The following table sets forth the uses of proceeds assuming the sale of 100%, 75%, 50%, and 25% of the securities offered for sale by the Company at a fixed price of $2.75 per share. There is no assurance that we will raise the full amount of the offering.

If 5.075,000 shares (100%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Waterloo Production Facility – construction, equipment, tooling	$5,000,000
Rugao Production Facility – renovation, equipment, tooling	$1,000,000
Production Costs – 300 fuel cell units	$5,400,000
Operating Costs - staff, administration, legal, accounting, etc.	$640,000
Business Development – marketing and sales in China	$240,000
Repay Debt	$nil
Offering Commissions	$1,395,625
Offering Expenses	$35,000
Miscellaneous & Reserve	$245,625
TOTAL	$13,956,250

If 3,806,250 shares (75%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Waterloo Production Facility – construction, equipment, tooling	$nil
Rugao Production Facility – renovation, equipment, tooling	$1,500,000
Production Costs – 300 fuel cell units	$5,400,000
Operating Costs - staff, administration, legal, accounting, etc.	$640,000
Business Development – marketing and sales in China	$240,000
Repay Debt	$nil
Offering Commissions	$1,046,719
Offering Expenses	$35,000
Miscellaneous & Reserve	$1,605,469
TOTAL	$10,467,188

29

If 2,537,500 shares (50%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Waterloo Production Facility – construction, equipment, tooling	$nil
Rugao Production Facility – renovation, equipment, tooling	$1,500,000
Production Costs – 200 fuel cell units	$3,600,000
Operating Costs - staff, administration, legal, accounting, etc.	$640,000
Business Development – marketing and sales in China	$240,000
Repay Debt	$nil
Offering Commissions	$697,813
Offering Expenses	$35,000
Miscellaneous & Reserve	$265,313
TOTAL	$6,978,125

If 1,268,750 shares (25%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Waterloo Production Facility – construction, equipment, tooling	$nil
Rugao Production Facility – renovation, equipment, tooling	$1,000,000
Production Costs – 50 fuel cell units	$900,000
Operating Costs - staff, administration, legal, accounting, etc.	$640,000
Business Development – marketing and sales in China	$240,000
Repay Debt	$nil
Offering Commissions	$348,906
Offering Expenses	$35,000
Miscellaneous & Reserve	$325,156
TOTAL	$13,956,250

The above figures represent only estimated costs for the next 12 months.

30

DILUTION

The price of the current offering is fixed at $2.75 per share.

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders. The following tables compare the differences of your investment in our shares with the investment of our existing stockholders.

The following table illustrates the dilution to the purchasers of the common stock in this offering:

The values in the table immediately following are rounded to the nearest hundredths place.

	(25% of the shares are sold in the offering)	(50% of the shares are sold in the offering)	(100% of shares are sold in the offering)
Offering Price Per Share	$2.75	$2.75	$2.75
Book Value Per Share Before the Offering	$0.002	$0.002	$0.002
Book Value Per Share After the Offering	$0.037	$0.070	$0.133
Net Increase to Original Shareholder	$0.035	$0.068	$0.131
Decrease in Investment to New Shareholders	$2.71	$2.68	$2.62
Dilution to New Shareholders (%)	98.7%	97.5%	95.2%

Net Value Calculation

If 100% of the shares in the offering are sold

Numerator:
Net tangible book value before the offering	$231,875
Net proceeds from this offering	12,560,625
$12,792,500
Denominator:
Shares of common stock outstanding prior to this offering	102,000,103
Shares of common stock to be sold in this offering offered by the Company (100%)	5,075,000
107,075,103

31

Net Value Calculation

If 50% of the shares in the offering are sold

Numerator:
Net tangible book value before the offering	$231,875
Net proceeds from this offering	6,280,313
$6,512,188
Denominator:
Shares of common stock outstanding prior to this offering	102,000,103
Shares of common stock to be sold in this offering offered by the Company (50%)	2,537,500
104,537,603

Net Value Calculation

If 25% of the shares in the offering are sold

Numerator:
Net tangible book value before the offering	$231,875
Net proceeds from this offering	3,140,156
$3,372,031
Denominator:
Shares of common stock outstanding prior to this offering	102,000,103
Shares of common stock to be sold in this offering offered by the Company (25%)	1,268,750
103,268,853

SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of 2,175,000 shares of our common stock held by 38 shareholders.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of March 21, 2018 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this offering circular. All information with respect to share ownership has been furnished by the selling stockholders.

32

Name of selling stockholder	Shares of Common stock owned prior to offering	Shares of Common stock to be sold	Shares of Common stock owned after offering (if all shares are sold)	Percent of common stock owned after offering (if all shares are sold)
Kam Cheung AU	50,000	10,000	40,000	0.04%
Shaofen CAI	30,000	30,000	0	0.00%
Allison So Kuen CHAN	166,667	30,000	136,667	0.13%
Terence CHAN	833,333	186,667	646,666	0.60%
Hai Yan CHAN	25,000	25,000	0	0.00%
Veronica H.T. CHAN	200,000	20,000	180,000	0.17%
Victoria H.K. CHAN	200,000	20,000	180,000	0.17%
Matthew L.H. CHAN	200,000	20,000	180,000	0.17%
Wenlie CHEN	920,000	200,000	720,000	0.67%
Theresa CHIU	200,000	20,000	180,000	0.17%
Mariano CHONG	6,667	6,667	0	0.00%
Yin Ho CHUI	160,000	80,000	80,000	0.07%
Thomas R. GORDON	16,667	16,667	0	0.00%
Jiangli KONG	33,333	33,333	0	0.00%
KT Global Distribution (H.K.) Limited	266,666	100,000	166,666	0.16%
Aster H. LAI	833,333	200,000	633,333	0.59%
Yiu Wah LAM	5,000	5,000	0	0.00%
Lorna LEUNG	125,067	50,000	75,067	0.07%
Kwok Hou Michael LEUNG	500,000	300,000	200,000	0.19%
Shuk Ming LEUNG	8,333	8,333	0	0.00%
Qingsheng LI	1,000,000	100,000	900,000	0.84%
Jason MILL	50,000	50,000	0	0.00%
Ming Wai POON	50,000	50,000	0	0.00%
Yinkit SHI	83,333	30,000	53,333	0.05%
Ronnie Yin Kit SHI	55,257	20,000	35,257	0.03%
Simon Kin TAM	33,334	33,334	0	0.00%
Hoi An TANG	100,000	20,000	80,000	0.07%
Theola H.B. TANG	150,000	50,000	100,000	0.09%
Renfei WANG	166,667	50,000	116,667	0.11%
Andrew WANG	33,333	10,000	23,333	0.02%
Rongzheng WANG	8,333	8,333	0	0.00%
Suxia WANG	30,000	30,000	0	0.00%
Xiao Jun Helen WANG-KNUTSON	20,000	20,000	0	0.00%
Chi Shing Christopher, WONG	16,667	16,667	0	0.00%
Stephen WOO	8,333	8,333	0	0.00%
Ken YU	8,333	8,333	0	0.00%
Yu Yi ZHANG	500,000	300,000	200,000	0.19%
Wanying ZHONG	8,333	8,333	0	0.00%

33

PLAN OF DISTRIBUTION

This Offering Statement is part of the Form 1-A that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Statement supplement that may add, update or change information contained in this Offering Statement. Any statement that we make in this Offering Statement will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Statement supplement.

Quotation

Our Common Stock is traded on the OTCMarkets.com Pink Sheet Open Market under the symbol “SPOS.”

Pricing of the Offering

Prior to the offering, there has been a limited public market for our common shares. The initial public offering price of $2.75 per share was arbitrarily chosen by management. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value. The principal factors considered in determining the initial public offering price include:

▪	the information set forth in this Offering Statement and otherwise available;
▪	our history and prospects and the history of and prospects for the industry in which we compete;
▪	our past and present financial performance;
▪	our prospects for future earnings and the present state of our development;
▪	the general condition of the securities markets at the time of this offering;
▪	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
▪	other factors deemed relevant by us.

Investment Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 1, Regulation A Offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

▪	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;
▪	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);
▪	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;
▪	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $1,812,500;

34

▪	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;
▪	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;
▪	You are a trust with total assets in excess of $1,812,500, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or
▪	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $1,812,500.

Offering Period and Expiration Date

Our offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the Offering Statement or (ii) 365 days from the qualified date of this offering circular unless extended by our Board of Directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

Procedures for Subscribing

When you decide to subscribe for shares in this Offering, you should:

1.	Go to www.spos-offering.com
2.	Complete the reservation form and click <Click and Reserve> to submit
3.	Subscription agreement and other documentation will be sent after regulatory approval is received
4.	Electronically receive, review, execute and deliver to us a subscription agreement; and
5.	Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Statement.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to our account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

35

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Offered Shares.

In order to purchase offered Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our shares of common stock on a best efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Statement, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Order of Sale

We intend to sell all of our 5,075,000 shares in the offering first, before the 2,175,000 selling shareholder shares are sold on our website portal. This means that none of the selling shareholders may sell their shares on the website portal until we have sold all 5,075,000 of our shares to the public.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 350,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of March 21, 2018, there were 102,000,103 shares of our common stock issued and outstanding. Our shares are currently held by 531 stockholders of record. As of March 21, 2018, there were no shares of our preferred stock outstanding.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and number of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

36

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;
2.	The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;
3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
4.	Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;
5.	Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
7.	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;
8.	Any other relative rights, preferences and limitations of that series

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

37

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock but we do anticipate establishing employee stock option plans.

Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Market Information

Our common stock is quoted under the symbol “SPOS” on the OTCPink operated by OTC Markets Group, Inc.

There is currently no active trading market for our securities. There is no assurance that a regular trading market will develop, or if developed, that it will be sustained. Therefore, a shareholder may be unable to resell his securities in our company.

Penny Stock

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

38

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Recent Sales of Unregistered Securities

In accordance with the terms of the Share Exchange Agreement dated February 17, 2017, we issued 92,000,000 shares of the Company’s common stock to the holders of StarPower ON Systems, Inc. (Canada) in exchange for their common stock.

These securities were issued pursuant to Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. The investor represented his intention to acquire the securities for investment only and not with a view towards distribution. The investor was given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising. We directed our transfer agent to issue the stock certificates with the appropriate restrictive legend affixed to the restricted stock.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any equity compensation plans.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock offered hereby will be passed upon for us by The Doney Law Firm at 4955 S. Durango Rd. Ste. 165, Las Vegas, NV 89113.

The consolidated financial statements of the Company appearing elsewhere in this Offering Statement have been prepared by management and have not been reviewed by an independent accountant.

DESCRIPTION OF FACILITIES

Our office space is located at 80 D Leitchcroft Cr., Thornhill, Ontario Canada L3T 7W1. We do not currently pay any lease costs at this location. Our facility in Rugao, China is located at 6 Xiang Jiang Road, Rugao, Jiangsu Province, China. Three years of rent has been pre-paid from incentives received from the City of Rugao. Our planned location in Waterloo, Ontario, Canada is not yet determined.

LEGAL PROCEEDINGS

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our current directors and executive officers.

Name	Age	Position(s)
Edward Chan	56	President, CEO and Director (Principal Executive Officer)
Xianguo Li	55	Director
Jason Mill	46	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Set forth below is a brief description of the background and business experience of our executive officers and directors.

Edward Chan, President, CEO and Director (Principal Executive Officer)

Mr. Chan has been involved in finance, investment analysis and growing technology-based companies for the past 30 years. From June 2010 to June 2016, Mr. Chan was the Managing Director of KMT Global Resources Corp, a significant shareholder of the company and involved in the commercialization of technologies for various companies. From 2005 to 2010, he was Senior VP of Magplane Technology, Inc., where he was responsible for finance and global business development. He holds an MBA from McMaster University in Ontario Canada.

Mr. Chan is qualified to serve on our Board of Directors because of his experience and knowledge in growing technology companies.

Xianguo Li, Director

Dr. Li is a professor and University Research Chair at the University of Waterloo, Canada. He received his Ph.D. degree in 1989 in mechanical engineering from Northwestern University, USA. His wide range of research includes green energy systems, fuel cells, combustion engines, and liquid atomization and sprays.

Dr. Li is qualified to serve on our Board of Directors because of his experience and knowledge in fuel cell technology.

Jason Mill, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Mr. Mill has worked in finance, accounting, and risk management for over 17 years previously serving as the senior finance officer of KMT-Hansa Corp. and Magplane Technology, Inc. He also had sales, accounting, and risk management roles at IBM Canada, Nortel Networks, and BMO Financial Group. Mr. Mill holds a Bachelor of Engineering & Management degree and a Master of Business Administration degree from McMaster University.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Other Significant Employees

Other than our executive officers, we do not currently have any significant employees.

39

Involvement in Certain Legal Proceedings

During the past 10 years, none of our current directors, nominees for directors or current executive officers has been involved in any legal proceeding identified in Item 401(f) of Regulation S-K, including:

1.	Any petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he or she was a general partner at or within two years before the time of such filing, or any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing;
2.	Any conviction in a criminal proceeding or being named a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him or her from, or otherwise limiting, the following activities: i. Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; ii. Engaging in any type of business practice; or iii. Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;
4.	Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any type of business regulated by the Commodity Futures Trading Commission, securities, investment, insurance or banking activities, or to be associated with persons engaged in any such activity;
5.	Being found by a court of competent jurisdiction in a civil action or by the SEC to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;
6.	Being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;
7.	Being subject to, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: i. Any Federal or State securities or commodities law or regulation; or ii. Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or iii. Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
8.	Being subject to, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

We have not adopted a Code of Ethics. The small number of individuals comprising our board and management does not warrant the adoption of a Code of Ethics.

Related party transactions

In March 2017 Dr. Xianguo Li was issued 3,507,000 shares of common stock resulting in 50.1% ownership and control of our outstanding shares in exchange for a 10% stake in StarPower Canada. Dr. Li also became a director of the Company. Subsequently, in October 2017 Dr. Li was issued 82,800,000 shares of common stock in exchange for acquiring the remaining 90% stake in StarPower Canada. As a result, StarPower Canada became a wholly owned subsidiary of the Company and our name was changed to StarPower ON Systems, Inc. in Nevada, USA. Our trading symbol was then changed to SPOS.

40

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our former or current executive officers for the fiscal years ended February 28, 2018 and 2017.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Edward Chan CEO and Director	2018 2017	- -	- -	- -	- -	- -	- -	- -	- -

Mr. Chan was issued 404,600 shares of common stock on March 23, 2017 and 1,440,000 shares of common stock on October 6, 2017. The shares had no cash value at the time of issue. We have a performance compensation agreement with Mr. Chan to issue to him up to 20% of the outstanding shares of common stock subject to certain outcomes including the securing of adequate financing to commence operations. We anticipate that these outcomes will be achieved, and the stock will be fully issued to Mr. Chan or other parties as designated by him.

Mr. Mill became CFO of the Company in March 2018 and was not paid any compensation in the prior two fiscal years.  Mr. Mill was issued 50,000 shares of common stock on October 6, 2017. The shares had no cash value at the time of issue.

Narrative Disclosure to the Summary Compensation Table

There are no formal agreements to compensate any officers for their services. Our officers and directors are reimbursed for expenses incurred on our behalf.

We have not adopted any retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of our officers or employees.

Outstanding Equity Awards at Fiscal Year-End

We do not have any outstanding equity awards.

Director Compensation

The table below summarizes all compensation of our directors as of February 28, 2018 and 2017.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Edward Chan CEO and Director	2018 2017	- -	- -	- -	- -	- -	- -
Xianguo Li Director	2018 2017	- -	- -	- -	- -	- -	- -

Mr. Chan was issued 404,600 shares of common stock on March 23, 2017 and 1,440,000 shares of common stock on October 6, 2017. The shares had no cash value at the time of issue.

Dr. Li was issued 3,507,000 shares of common stock on March 23, 2017 and 82,800,000 shares of common stock on October 6, 2017 in exchange for his shares in StarPower Canada. The shares did not constitute compensation and did not have any cash value at the time of issue.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 21, 2018 the number and percentage of the 102,000,103 shares of outstanding common stock which, according to the information supplied to the Company, were beneficially owned by (i) each person who is currently a director of the Company, (ii) each executive officer, (iii) all current directors and executive officers of the Company as a group and (iv) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding common stock.  Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

41

Except as otherwise indicated, the address of each of the persons named in the table below is c/o StarPower ON Systems, Inc., 80 D Leitchcroft Cr., Thornhill, Ontario, Canada L3T 7W1.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Common Stock Voting Percentage Beneficially Owned
Executive Officers and Directors
Edward Chan	2,244,600(1)	2.2%
Xianguo Li	86,307,000	84.6%
Executive Officers and Directors as a Group (2 persons)	88,551,600	86.8%
5% Shareholders
NONE

(1)	Includes 1,844,600 shares held in his name and 400,000 shares held in the name of his relatives living with him.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as disclosed below or set forth in “Selling Security Holders” and “Executive Compensation” above, none of the following parties has, during our last two fiscal years, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, in which the Company is a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets for the last two completed fiscal years:

On February 17, 2017, we entered into share exchange agreement with StarPower ON Systems, Inc., a Canadian corporation (“StarPower Canada”), to acquire the company in exchange for 92,000,000 shares of our common stock. StarPower Canada was majority owned by Mr. Chan and Dr. Li. The acquisition provided us with certain assets and license rights in the fuel cell technology business. As a result of our agreement with StarPower Canada, we are in the business of manufacturing and distributing fuel cells and other products derived from proprietary technologies for various applications.

42

FINANCIAL STATEMENTS AND EXHIBITS.

StarPower ON Systems, Inc.

43

StarPower ON Systems, Inc.

STATEMENT OF FINANCIAL POSITION (CONSOLIDATED)

as at February 28, 2018 and 2017

(Unaudited, Stated in US Dollars)

	February 28, 2018	February 28, 2017
Assets

Current
Cash	99,930	—
Pre-paid rent	476,228	—

Total Current Assets	576,157	0

Other Assets	—	—

Total Assets	576,157	0

Liabilities

Accounts Payable	—	—
Loan	344,282	21,150
Other liabilities	—	—

Total Liabilities	344,282	21,150

Shareholder's Equity / (Deficit)

Common Stock	102,000	350,000
Additional paid-in capital	7,488,730	7,240,730
Retained Earnings	(7,360,104)	(7,611,880)
Cumulative Translation Adjustment	1,249	—

Total Shareholders' Equity / (Deficit)	231,875	(21,150)

Total Liabilities & Shareholder's Equity / (Deficit)	576,157	0

F-1

StarPower ON Systems, Inc.

STATEMENT OF COMPREHENSIVE INCOME (CONSOLIDATED)

For the years ended February 28, 2018 and 2017

(Unaudited, Stated in US Dollars)

	Year ended February 28,
	2018	2017
Revenue

Samples	31,076	—
Rugao tech incentives	473,904	—

Total Revenue	504,980	—

Cost of goods sold	9,323	—

Gross Profit	495,657	—

General and Administrative Expenses

Salaries & Wages	11,653	—
Legal fees	27,968	—
Transfer agent	3,045	3,510
Organization	17,869	—
Business development	183,347	—

Total Expenses	243,882	3,510

Net Profit / (loss)	251,776	(3,510)

Shares Outstanding	102,000,103	350,000,000

Earnings per share	0.00	(0.00)

F-2

StarPower ON Systems, Inc.

STATEMENT OF CHANGES IN EQUITY (CONSOLIDATED)

For the years ended February 28, 2018 and 2017

(Unaudited, Stated in US Dollars)

	Share Capital	Additional Paid-in Capital	Retained Earnings	Cumulative Translation Adjustment	Total Shareholders’ Equity

Balance at Feb 28, 2016	$121,237	$7,469,493	$(7,608,370)	$0	$(17,640)

Reclass for share issuance	228,763	(228,763)			0
Net Profit / (loss)	-	-	(3,510)		(3,510)

Balance at Feb 28, 2016	$350,000	$7,240,730	$(7,611,880)	$0	$(21,150)

Translation adjustment				1,249	1,249
Reclass - consolidation	(343,000)	343,000			0
Reclass for share issuance	95,000	(95,000)			0
Net Profit / (loss)	-	-	251,776		251,776

Balance at Feb 28, 2016	$102,000	$7,488,730	$(7,360,104)	$1,249	$231,875

F-3

StarPower ON Systems, Inc.

STATEMENT OF CASH FLOWS (CONSOLIDATED)

For the years ended February 28, 2018 and 2017

(Unaudited, Stated in US Dollars)

	For the year ended February 28,
	2018	2017

Net profit or (loss) for the year	251,776	(3,510)

Changes in non-cash working capital
Change in pre-paid rent	(476,228)
Increase in accounts payable	—	—

Net cash used in operations	(224,452)	(3,510)

Financing activities
Proceeds from loan	323,132	3,510
Net financing activities	321,571	3,510

Effects of currency translation on cash flow consolidation	1,250

Net cash increase for the year	99,930	0

Cash balance, beginning of year	0	0

Cash balance, end of year	99,930	0

F-4

StarPower ON Systems, Inc.

NOTES TO THE FINANCIAL STATEMENTS

For the years ended February 28, 2018 and 2017

(Unaudited, Stated in US Dollars)

Note 1 Corporate Information

StarPower ON Systems, Inc. (“StarPower” or the “Company) is a Nevada corporation that is listed and trades on OTC Markets under the symbol “SPOS”.

The Company’s business activities are in the research, development, manufacturing, and sales of fuel cell systems. These activities are the result of acquiring StarPower ON Systems (Canada) in October 2017 which is now a wholly owned subsidiary of the Company. The Company intends to design, manufacture, and sell fuel cell systems to customers in China.

The address of the Company’s primary business office is 80 D Leitchcroft Cr., Thornhill,

Ontario Canada.

Note 2 Basis of Preparation

a)              Statement of Compliance

The financial statements of the Company have been prepared in accordance with US GAAP.

b)             Basis of Measurement

The financial statements have been prepared on a historical cost basis. The financial statements are presented in US dollars (“US”) and the Company’s functional currency is US dollars. Results of subsidiaries in currencies other than US dollars are translated to US dollars for consolidated reporting.

c)              Going Concern of Operations

At February 28, 2018, the Company has a working capital surplus of $231,875 but limited cash reserves and expects to incur losses in the development of its business. The Company’s ability to continue as a going concern is contingent upon the Company’s ability to obtain necessary financing and generate future profitable operations. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds for operations. These conditions indicate the existence of a material uncertainty that may cast doubt upon the Company’s ability to continue as a going concern.

d)             Use of Judgement and Estimates

The measurement and valuation of certain financial instruments such as share purchase warrants or other derivatives, calculation of reserves, determination of fair market value, market rates of interest, etc. requires the use of judgement and estimates. The Company will disclose the use of estimates, will be consistent in its use of estimates whenever possible, and will disclose any changes in estimates that have a material effect on measured values.

F-5

Note 3 Summary of Significant Accounting Policies

The accounting policies set out below have been applied consistently to all years presented in these financial statements, unless otherwise indicated.

a)              Cash and Cash Equivalents

For the purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

b)             Basic and Diluted Loss Per Share

Basic earnings/loss per share is computed by dividing the net income or loss applicable to common shares of the Company by the weighted average number of common shares outstanding for the relevant year.

Diluted earnings/loss per common share is computed by dividing the net income or loss applicable to common shares by the sum of the weighted average number of common shares issued and outstanding and all additional common shares that would have been outstanding, if potentially dilutive instruments were converted.

c)              Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. The Company does not currently have any significant inter-company accounts or transactions. Financial statements are translated at applicable foreign exchange rates for each period or end-of-period point in time.

d)             Share-based Payments

Where equity-settled share options are awarded to employees, the fair value of the options at the date of grant is charged to the statement of comprehensive loss/income over the vesting period. Performance vesting conditions are taken into account by adjusting the number of equity instruments expected to vest at each reporting date so that, ultimately, the cumulative amount recognized over the vesting period is based on the number of options that eventually vest. Non-vesting conditions and market vesting conditions are factored into the fair value of the options granted. As long as all other vesting conditions are satisfied, a charge is made irrespective of whether these vesting conditions are satisfied. The cumulative expense is not adjusted for failure to achieve a market vesting condition or where a non-vesting condition is not satisfied.

Where the terms and conditions of options are modified before they vest, the increase in the fair value of the options, measured immediately before and after the modification, is also charged to the statement of comprehensive loss/income over the remaining vesting period.

F-6

Where equity instruments are granted to employees, they are recorded at the fair value of the equity instrument granted at the grant date. The grant date fair value is recognized in comprehensive loss/income over the vesting period, described as the period during which all the vesting conditions are to be satisfied.

Where equity instruments are granted to non-employees, they are recorded at the fair value of the goods or services received in the statement of comprehensive loss/income.

Options or warrants granted related to the issuance of shares are recorded as a reduction of share capital.

When the value of goods or services received in exchange for the share-based payment cannot be reliably estimated, the fair value is measured by use of a valuation model.

All equity-settled share-based payments are reflected in contributed surplus, until exercised. Upon exercise, shares are issued from treasury and the amount reflected in contributed surplus is credited to share capital, adjusted for any consideration paid.

Where a grant of options is cancelled or settled during the vesting period, excluding forfeitures when vesting conditions are not satisfied, the Company immediately accounts for the cancellation as an acceleration of vesting and recognizes the amount that otherwise would have been recognized for services received over the remainder of the vesting period. Any payment made to the employee on the cancellation is accounted for as the repurchase of an equity interest except to the extent the payment exceeds the fair value of the equity instrument granted, measured at the repurchase date. Any such excess is recognized as an expense.

e)             Financial Instruments

Financial assets are classified into one of the following categories based on the purpose for which the asset was acquired. All transactions related to financial instruments are recorded on a trade date basis. The Company’s accounting policy for each category is as follows:

Loans and Receivables

These assets are non-derivative financial assets resulting from the delivery of cash or other assets by a lender to a borrower in return for a promise to repay on a specified date or dates, or on demand. They are initially recognized at fair value plus transaction costs that are directly attributable to their acquisition or issue and subsequently carried at amortized cost, using effective interest rate method, less any impairment losses. Amortized cost is calculated taking into account any discount or premium on acquisition and includes fees that are an integral part of the effective interest rate and transaction costs. Gains and losses are recognized in profit or loss when the loans and receivables are derecognized or impaired, as well as through the amortization process. Loans and receivables are comprised of cash and cash equivalents.

F-7

Impairment of Financial Assets

At each reporting date the Company assesses whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or group of financial assets is deemed to be impaired, if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset and that event has an impact on the estimated future cash flows of the financial asset or the group of financial assets.

Financial Liabilities

Financial liabilities are classified as other financial liabilities, based on the purpose for which the liability was incurred, and comprise of trade payables and accrued liabilities. These liabilities are initially recognized at fair value net of any transaction costs directly attributable to the issuance of the instrument and subsequently carried at amortized cost using the effective interest rate method. This ensures that any interest expense over the period to repayment is at a constant rate on the balance of the liability carried in the statement of financial position. Interest expense in this context includes initial transaction costs and premiums payable on redemption, as well as any interest or coupon payable while the liability is outstanding. Other liabilities are comprised of accounts payable and accrued liabilities and loans payable.

Accounts payable and accrued liabilities represent liabilities for goods and services provided to the Company prior to the end of the year which are unpaid.

Warrants

Warrants are equity instruments and may be issued in relation to business transactions or financing. The Company recognizes the fair value of Warrants using appropriate valuation models along with estimates and judgement in determining the model parameters.

f)               Share Capital

Equity instruments are contracts that give a residual interest in the net assets of the Company. Financial instruments issued by the Company are classified as equity only to the extent that they do not meet the definition of a financial liability or financial asset. The Company’s common shares, preferred shares, share warrants and flow-through shares are classified as equity instruments.

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

g)              Standards, Amendments, and Interpretations Not Yet Effective

None that are expected to affect current operations, which are limited, however accounting policies will likely change and be adapted as the Company expands its fuel cell business in the United States, Canada, and China.

F-8

Note 4 Liquidity

For the 12 months ended February 28, 2018 the Company had new business that generated some sales of sample products and resulted in received incentives in China to generate a net profit. The Company also received substantial loans from a director to fund operations that resulted in new agreements related to our fuel cell business. Cash on hand is $99,930 and the Company is taking steps to arrange substantial new financing that is expected to fund operations for the next 12 months.

Note 5 Share Capital

	Number	Par Value

Balance at Feb 28, 2016	121,237,147	121,237

Share issuance - February 15, 2017	228,762,853	228,763

Balance at Feb 28, 2017	350,000,000	350,000

Share consolidation 50:1 - March 23, 2017 (additional 103 shares due to rounding after split)	7,000,103	7,000

Balance at March 23, 2017	7,000,103	7,000

Share issuance - April 7, 2017	3,000,000	3,000
Share issuance - October 6, 2017	91,754,998	91,755
Share issuance - December 18, 2017	245,002	245

Balance at Feb 28, 2018	102,000,103	102,000

Authorized Stock

The Company is authorized to issue up to 360,000,000 shares of common stock with par value $0.001 per share. The Company is also authorized to issue up to 10,000,000 shares of preferred stock with characteristics determined by the Company’s board of directors. As of February 28, 2018, the Company has not issued any preferred stock.

Stock-based Compensation Plans

The Company does not currently have any stock-based compensation plans for executive officers or employees but expects to establish such plans in the future. Such plans will represent potential issuance of additional common or preferred stock and may be dilutive to existing shareholders.

Warrants

The Company does not currently have any outstanding warrants but may issue warrants in the future in the course of conducting its business. Such issuance of warrants may result in the issuance of additional common or preferred stock and may be dilutive to existing shareholder.

F-9

Note 6 Stockholders’ Equity / (Deficit)

The Company has gone through restructuring, recapitalization, and new common stock issuance over the past years. Loans from management and new business in China after the Company acquired StarPower On Systems (Canada) has resulted in shareholders’ equity of $231,875 as at February 28, 2018. The Company is taking steps to raise additional equity capital and expects to commence operations for fuel cell manufacturing and sales that will generate substantial revenue. The Company may experience losses while developing new business and expanding production capacity and may therefore be dependent on raising additional financing.

Note 7 Related Party Transactions

In March 2017 Dr. Xianguo Li was issued 3,507,000 shares of common stock resulting in 50.1% ownership and control of our outstanding shares in exchange for a 10% stake in StarPower Canada. Dr. Li also became a director of the Company. Subsequently, in October 2017 Dr. Li was issued 82,800,000 shares of common stock in exchange for acquiring the remaining 90% stake in StarPower Canada. As a result, StarPower Canada became a wholly owned subsidiary of the Company and our name was changed to StarPower ON Systems, Inc. in Nevada, USA. Our trading symbol was then changed to SPOS. The Company also has commitments with its executive officers that may result in significant issue of common stock of up to 20% of the outstanding common stock.

Note 8 Commitments

Executive officers and directors do not currently have compensation plans but the Company expects to execute such plans with its executive officers, directors, and key staff. The Company has a performance compensation agreement with Mr. Chan to issue to him up to 20% of the outstanding shares of common stock subject to certain outcomes including the securing of adequate financing to commence operations. We anticipate that these outcomes will be achieved, and the stock will be fully issued to Mr. Chan or other parties as designated by him.

Note 9 Capital Management

The Company’s objective when managing capital is to safeguard the Company’s ability to continue as a going concern so that it can continue to provide returns for shareholders and benefits for other stakeholders.

The Company considers its working capital and the items included in the statement of changes in shareholders’ equity as components of its capital base. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may issue new shares through private placements, sell assets or return capital to shareholders. The Company is not subject to externally imposed capital requirements nor were there any changes in its approach to capital management during the year.

As of February 28, 2018, the Company has a working capital surplus of $231,875 including cash on hand of $99,930.

F-10

Note 10 Financial Instruments

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Board approves and monitors the risk management process. The type of risk exposure and the way in which such exposure is managed is provided as follows:

Fair Values

The Company does not have any financial instruments subject to fair value measurement. Due to the short-term nature of the Company’s accounts payable and loan facilities their carrying value approximates their fair value. Fair value of loans from related parties are also typically short-term in nature and their carrying value approximates their fair value.

Credit Risk

Credit risk is the risk that arises when a party to a financial instrument will be unable to discharge its obligations. The Company’s financial assets exposed to credit risk is cash.

Liquidity Risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with its financial liabilities. The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities as they become due.

Market Risk

The significant market risk exposures to which the Company is exposed are foreign currency risk and interest rate risk.

Interest Rate Risk

The Company has loans from management that are not currently subject to specific repayment schedules or interest payments; exposure to interest rate risk is minimal at this time but may become significant in the future.

Note 11 Income Taxes

The Company is subject to income tax in the various countries and legal jurisdictions in which it operates that currently include the United States, Canada, and China. The Company has had minimal operations and has not produced any taxable income in recent years. The year ended February 28, 2018 shows a net profit resulting from the receipt of incentives in China. The countries the Company operates impose tax on taxable income earned in a calendar year. The Company expects to suffer losses in calendar year 2018 and therefore has not recognized a tax liability as at February 28, 2018.

Note 12 Segmental Reporting and Consolidation

The Company has subsidiaries in Canada and China that are expected to continue operating as wholly owned subsidiaries. The results of operations are consolidated with the results of operations of the US parent corporation.

Note 13 Subsequent Events

None.

F-11

PART III

EXHIBITS TO Offering Statement

Exhibit No.	Description

1A-2A	Amended and Restated Articles of Incorporation (1)
1A-2B	Bylaws (1)
1A-4	Sample Subscription Agreement (2)
1A-6	Share Exchange Agreement (1)
1A-12	Legal Opinion Letter (2)
1A-13	Investor Deck and Landing Page*

____________________

(1)	Incorporated by reference to Offering Statement on Form 1-A filed April 5, 2018
(2)	To be filed by amendment.

* Filed Herewith

43

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Markham, Ontario, Canada on May 25, 2018 .

STARPOWER ON SYSTEMS, INC.

By:	/s/ Edward Chan
EDWARD CHAN
President, CEO and Director
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Edward Chan	President, CEO and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	May 25, 2018
EDWARD CHAN
/s/ Xianguo Li	Director	May 25 , 2018
XIANGUO LI

44